Filed Pursuant to 424(b)(3)
Registration No. 333-43149

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Third Supplement to Prospectus dated January 31, 2000
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     As originally provided in the Prospectus dated January 31, 2000 (the "Prospectus"), Perma-Fix Environmental Services, Inc. (the "Company") issued to First Union Securities Financial Network, Inc. ("First Union") (f/k/a JW Genesis Financial Corp., f/k/a JW Charles Financial Services, Inc.) a warrant dated June 9, 1997 ("Genesis Warrant"), to purchase up to 200,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), in connection with the RBB Series 4 Private Placement (as defined in the Prospectus). The Genesis Warrant was partially assigned to the following officers and directors of First Union as follows: a warrant for the purchase of 70,000 shares of Common Stock was assigned to Paul T. Mannion ("Mannion"); a warrant for the purchase of 10,000 shares of Common Stock was assigned to Per Hvid ("Hvid"); a warrant for the purchase of 55,000 shares of Common Stock was assigned to Andrew Reckles ("Reckles"); a warrant for the purchase of 15,000 shares of Common Stock was assigned to Darren Bankston ("Bankston"); a warrant for the purchase of 3,750 shares of Common Stock was assigned to Marshall Leeds ("Leeds"); a warrant for the purchase of 1,500 shares of Common Stock was assigned to Joel Marks ("Marks"); a warrant for the purchase of 1,500 shares of Common Stock was assigned to Richard Dunton ("Dunton"); and, a warrant for the purchase of 500 shares of Common Stock was assigned to Gregg Glaser ("Glaser"). First Union was left with a warrant for the purchase of 42,750 shares of Common Stock.

     On June 29, 2001, the portions of the Genesis Warrant previously assigned to Marks, Glaser, and Leeds representing the right to acquire an aggregate of 5,750 shares of Common Stock, were reassigned to First Union, the original holder of the Genesis Warrant. Subsequent to such assignments on June 29, 2001, First Union exercised the assigned warrants covering 5,750 shares of Common Stock, along with the portion of the Genesis Warrant retained by First Union covering 42,750 shares of Common Stock, for the purchase of 48,500 shares of Common Stock.

     As originally provided in the Prospectus, the Company issued to First Union a warrant dated June 30, 1998 ("Series 10 Genesis Warrant"), to purchase up to 150,000 shares of Common Stock, in connection with the RBB Series 10 Private Placement. The Series 10 Genesis Warrant was partially assigned to the following officers and directors of First Union as follows: a warrant for the purchase of 37,500 shares of Common Stock was assigned to Mannion; a warrant for the purchase of 37,500 shares of Common Stock was assigned to Hvid; a warrant for the purchase of 29,500 shares of Common Stock was assigned to Reckles; a warrant for the purchase of 8,000 shares of Common Stock was assigned to Bankston; a warrant for the purchase of 2,813 shares of Common Stock was assigned to Leeds; a warrant for the purchase of 1,125 shares of Common Stock was assigned to Marks; a warrant for the purchase of 1,125 shares of Common Stock was assigned to Dunton; and, a warrant for the purchase of 375 shares of Common Stock was assigned to Glaser. First Union was left with a warrant for the purchase of 32,062 shares of Common Stock.

     Prior to June 29, 2001, the portion of the Series 10 Genesis Warrant assigned to Bankston, Mannion, Hvid, and Reckles was exercised by the respective assignees. On June 29, 2001, the portion of the Series 10 Genesis Warrant previously assigned to Marks, Leeds, and Glaser, representing the right to acquire an aggregate of 4,313 shares of Common Stock, was reassigned to First Union, the original holder of the Series 10 Genesis Warrant. Subsequent to such assignment on June 29, 2001, First Union exercised the assigned warrants covering 4,313 shares of Common Stock, along with the portion of Series 10 Genesis Warrant retained by First Union covering the 32,062 shares of Common Stock, for the purchase of 36,375 shares of Common Stock.

     In conjunction with the above, the table below supplements and amends, in part, the Selling Shareholders table set forth at page 50 of the Prospectus by (a) noting the name change from JW Genesis Financial Corp. to First Union Securities Financial Network, Inc., (b) deleting Marks, Leeds, and Glaser as Selling Shareholders, (c) adjusting the offering and beneficial ownership information applicable to First Union, to account for the partial assignment by Marks, Leeds, and Glaser to First Union of the Series 10 Genesis Warrant. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to (a) the Selling Shareholder listed in the table below, (b) the deletion of Marks, Leeds, and Glaser as Selling Shareholders, and (c) the name change from RBB Bank Aktiengesellschaft to Capital Bank-Grawe Gruppe AG, the Selling Shareholders table set forth at page 50 of the Prospectus, as amended by the First Supplement to the Prospectus dated January 31, 2000, dated February 18, 2000, and the Second Supplement to the Prospectus dated January 31, 2000, dated December 4, 2000, remains unchanged.

Selling Shareholder	Common Stock Beneficially Owned Prior to Offering	Common Stock Being Offered	Common Stock Beneficially Owned After Completion of Offering	Percentage of Common Stock Beneficially Owned After Completion of Offering
First Union Securities Financial Network, Inc. (f/k/a JW Genesis Financial Corp.)	84,875	84,875	-	*

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* Less than 1.0%.

     The Prospectus originally provided for the registration of, among others, (a) 2,467,810 shares of common stock issued or issuable upon the conversion of the Company's Series 8 Class H Convertible Preferred Stock ("Series 8 Preferred") (which was exchanged for the Series 12 Preferred), Series 12 Class L Convertible Preferred Stock ("Series 12 Preferred") (which was exchanged for the Series 15 Preferred), and Series 15 Class O Convertible Preferred Stock ("Series 15 Preferred"), held by certain of the Selling Shareholders (as defined at page 50 of the Prospectus); (b) 2,172,762 shares of Common Stock issued or issuable upon conversion of the Company's Series 10 Class J Convertible Preferred Stock ("Series 10 Preferred") (which has been exchanged for the Series 13 Preferred), Series 13 Class M Convertible Preferred Stock ("Series 13 Preferred") (which has been exchanged for the Series 16 Preferred), and Series 16 Class P Convertible Preferred Stock ("Series 16 Preferred"), held by certain of the Selling Shareholders; and (c) 400,563 shares of Common Stock issued or issuable in payment of accrued dividends on the Series 9 Class J Convertible Preferred Stock ("Series 9 Preferred"), Series 15 Preferred, and Series 16 Preferred currently held by certain of the Selling Shareholders and previously issued in payment of accrued dividends on the Company's Series 15 Preferred, Series 16 Preferred, and Series 9 Preferred.

     Prior to April 6, 2001, all of the outstanding shares of Series 14 Class N Convertible Preferred Stock ("Series 14 Preferred"), Series 15 Preferred, and Series 16 Preferred were held by Capital Bank-Grawe Gruppe AG ("Capital") (f/k/a RBB Bank Aktiengesellschaft). Pursuant to the Conversion and Exchange Agreement between the Company and Capital, dated effective April 6, 2001, Capital (a) converted (i) 1,314 shares of Series 14 Preferred into 876,000 shares of Common Stock and (ii) 416 shares of Series 15 Preferred into 277,333 shares of Common Stock and (b) exchanged all of the remaining shares of Series 14 Preferred, Series 15 Preferred, and Series 16 Preferred, consisting of 455 shares of the Series 14 Preferred, 200 shares of the Series 15 Preferred, and 1,797 shares of the Series 16 Preferred for 2,500 shares of the Company's newly created Series 17 Class O Convertible Preferred Stock (the "Series 17 Preferred").

     The issuance of the Series 17 Preferred to Capital was made in a private placement under Section 4(2) of the Securities Act and/or pursuant to an exemption from registration under Section 3(2)(9) of the Securities Act. The Series 17 Preferred is convertible into 1,666,667 shares of Common Stock at $1.50 per share. The terms of the newly created Series 17 Preferred will be fully described in the registration statement the Company intends to file covering the shares of Common Stock issuable under the Series 17 Preferred.

September 10, 2001.